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                                                                    EXHIBIT 23.2
                                                                    ------------

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Gensia Sicor Inc.

We consent to the incorporation by reference of our report dated April 28, 1997, with respect to the consolidated balance sheet of Rakepoll Holding B.V. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three years period ended December 31, 1996, which report is incorporated by reference in the Form S-3 of Gensia Sicor Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


Rotterdam,  September 10, 1997



/s/ KPMG Accountants N.V.



Ref:  A. Vermaas